SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[X ] Preliminary Information Statement [ ]  Confidential, For Use Of The Commission Only (As Permitted By Rule 14c-5 (d)(2)

[  ] Definitive Information Statement

STW RESOURCES HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
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[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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(4) Proposed maximum aggregate value of transaction:
      $__________

(5) Total fee paid:
      $___________

[ ] Fee paid previously with preliminary materials.

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_______________________

[To be mailed to stockholders on or about April 11, 2013].

STW Resources Holding Corp.
619 West Texas Ave., STE 126
Midland, Texas 79701

To the Stockholders of STW Resources Holding Corp. (“STW”):

Enclosed is an Information Statement that we are sending to you in connection with the approval of an amendment to STW’s Certificate of Incorporation to increase the authorized number of shares of Common Stock, $.001 par value per share, from 100,000,000 to 250,000,000 as described in the attached Information Statement.

Our Board of Directors has already approved the transaction. The stockholders who collectively hold a majority of the voting power of our Common Stock have already approved the transaction by written consent, to be effective twenty (20) days from the date of the Information Statement. Therefore, this Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described in this Information Statement.

We encourage you to read this Information Statement carefully.

Sincerely,

Stanley T. Weiner, President and Chief Executive Officer April 11, 2013

STW Resources Holding Corp.
619 West Texas Ave., STE 126
Midland, Texas 79701

INFORMATION STATEMENT
AND
NOTICE OF ACTION TAKEN WITHOUT A MEETING

Dated April 11, 2013

This Information Statement and Notice of Action Taken Without a Meeting (collectively, the "Information Statement") is furnished to the stockholders of STW Resources Holding Corp. (the "Company" or "STW"), a Nevada corporation, to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of the Company's Common Stock that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Title 8, Chapter 1, Subchapter VII, Section 228 of the Nevada General Corporation Law.

The written consent approved an amendment to STW’s Certificate of Incorporation to increase the authorized number of shares of Common Stock, $.001 par value per share (the "Common Stock"), from 100,000,000 to 250,000,000. Stockholders holding a majority of the outstanding shares of our Common Stock have signed the written consent. Therefore, all required corporate approvals of the transaction have been obtained, subject to furnishing this notice and effective 20 days from the date of this notice. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934.

We Are Not Asking You for a Proxy and You Are Requested Not to Send Us a Proxy.

The record date for determining stockholders entitled to receive this Information Statement has been established as of the close of business on January 28, 2013. As of the record date, we had 96,308,598 shares of Common Stock issued and outstanding. Each share of our Common Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders.

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
INCREASE AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has unanimously adopted an amendment to our Certificate of Incorporation to increase the authorized number of shares of our Common Stock from 100,000,000 shares to 250,000,000.

The purpose of increasing the number of authorized shares of Common Stock is to provide additional authorized shares which may be issued for future financings, upon the exercise of options and warrants and for acquisitions and such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under our employee benefit plans. The increase in the number of authorized shares of Common Stock would enable us to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

Specifically, STW has 100,000,000 common shares authorized and 96,308,598 shares issued and outstanding, leaving only 3,691,402 shares available for acquisitions and/or financing transactions. This is an insufficient amount of additionally authorized shares necessary for the Company to be able to respond to current and anticipated financing and equity rounds.

After filing the amendment, the Board of Directors is authorized to issue any of the additional shares of Common Stock at such times, to such persons and for such consideration as it may determine in its discretion, except as may otherwise be required by applicable law or the rules of any exchange on which the Common Stock may be listed. At the present time, the Common Stock is listed on the OTC Markets, Pink Sheets, under the symbol “STWS”. When and if they are issued, the additional shares of Common Stock would have the same rights and privileges as the presently outstanding shares of Common Stock.

One result of an increase in the number of shares of authorized common stock may be to help the Board of Directors discourage or render more difficult a change in control. For example, the additional shares could be issued to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to effect a takeover or gain control of STW, whether or not the change of control is favored by a majority of unaffiliated stockholders. STW could also privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

The issuance of any additional shares of common stock would also have the effect of diluting the equity interests of existing stockholders and the earnings per share of existing shares of common stock. Such dilution may be substantial, depending upon the amount of shares issued.

COMPANY CONTACT INFORMATION

All inquiries regarding the Company should be addressed to the Company's principal executive offices:

STW Resources Holding Corp.
619 West Texas Ave., STE 126
Midland, Texas 79701
Attention: Stanley T. Weiner, President; telephone (432) 686-7771.

By Order of the Board of Directors:

             /s/ Stanley T. Weiner
             Stanley T. Weiner, President and Chief Executive Officer

April 11, 2013